Lincoln Educational Services Reports Fourth Quarter & FY 2022 Results;

Outlines Accelerated Organic Growth Plans

Conference Call Today at 10 a.m. ET

PARSIPPANY, N.J., February 27, 2023 – Lincoln Educational Services Corporation (Nasdaq: LINC) today announced operating and financial results for the fourth quarter and full year ended December 31, 2022. In addition to providing its financial outlook for 2023, the Company introduced three-year growth objectives for financial performance driven by its business transformation investments and campus program expansions.

Fourth Quarter 2022 Financial Highlights and Recent Operating Developments

•	Total Revenue of $91.8 million, up 4.5%; same school revenue up 4.8%
•	Total student starts up 2.4%; same school student starts up 4.7%
•	Adjusted EBITDA* of $15.7 million, up 7.4%
•	Adjusted net income* of $9.9 million, up 20.7%
•	Total liquidity* of $65 million and debt-free
•	Repurchased an additional 489 thousand shares of common stock for $2.7 million
•	Converted the Series A preferred stock into common stock thereby eliminating annual dividend payments of $1.2 million
•	Launched first class under our Tesla partnership
•	Entered into new corporate partnerships with Peterbilt, Marriott Hotels International and Johnson Controls

*See Use of “Non-GAAP Financial Information” below.

“Lincoln returned to student start growth during our fourth quarter and achieved strong financial results in its most profitable quarter with both revenues and Adjusted EBITDA growing in comparison to last year. In addition, student retention and placement rates continued their positive trends and our graduation rates reached a new company high. Over the past three years, we have transformed Lincoln’s profitability and balance sheet. Now with the success achieved to date with our hybrid teaching model, centralized financial aid and program expansions, we have the opportunity to accelerate our investment to build a more scalable and higher return business,” said Scott Shaw, President & CEO.

“Key to this strategy is our new hybrid teaching model which we began to implement at our campuses in 2022. This model delivers our programs with all of the hands-on learning on our campuses with a greater component of classroom work delivered through online instruction. The model also standardizes our programs across campuses, on-campus timeslots (morning, afternoon, & evening) with consistent start dates which provides greater flexibility and efficiencies. The roll-out of our hybrid model creates the opportunity to efficiently add over ten new program replications across our existing campuses over the next two years. This results in organic growth with the fastest and highest return on investment as we leverage our existing infrastructure, campus management and market knowledge. Upon reaching their full run-rate after approximately three years of operation, each of these ten programs is expected to provide an average of one million dollars in added profitability annually.”

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“Pursuing this strategy requires a higher level of investment during 2023 in terms of both operating and capital expenditures,” continued Mr. Shaw. “Completing the transition to our hybrid teaching model by the end of 2023 will result in increased instructional costs over the short term, but is expected to lead to greater efficiency beginning in 2024. Our investment in centralizing our financial aid process is extending into 2023 and we will also incur expenses associated with the initial launch of our new programs. We are forecasting modest revenue growth for the full year based on our forecast for an increase in new student starts and higher revenue per student. Our efforts to roll-out our hybrid teaching model, complete the centralization of our financial aid process, and launch eight new programs including program expansions across our campuses will depress our profitability resulting in a forecast for Adjusted EBITDA of $19 - $24 million for 2023. We will also significantly increase our capital expenditures to $35 - $40 million to advance our growth plans, including our new campus in Atlanta. The anticipated closing of the sale of our Nashville campus in the second quarter will result in approximately $35 million in gross proceeds and generate a significant net gain.”

“We expect successful execution of these plans will lead to significantly higher profit margins beginning in 2024 with a more efficient and scalable platform to drive sustainable growth thereafter. Continued strong demand for our programs combined with the efficiency and growth from these investments, including the early contribution from our new Atlanta, GA location, enable us to forecast that our Adjusted EBITDA will approximately double from 2022 levels by 2025. We also continue to evaluate additional locations as part of the plan to open five new campuses optimized for our new hybrid delivery model in the next five years, which may include the relocation of current Lincoln campuses such as Nashville.”

The Company also announced that the Board of Directors has authorized the continuation of the share repurchase program originally established on May 24, 2022. To date, the Company has made repurchases of approximately $9.4 million of its common stock. The Board has extended the share repurchase program for an additional twelve months and has authorized the repurchase of an additional $10.0 million of the Company’s common stock, which provides us with the ability to repurchase an additional $30.6 million going forward through May 2024.

Purchases may be made in open-market transactions, in block transactions on or off an exchange, in privately negotiated transactions or by other means as determined by the Company’s management and in accordance with the regulations of the Securities and Exchange Commission. The Company retains the right to limit, terminate or extend the share repurchase program at any time without prior notice.

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“Our Board of Directors’ decision to continue the share repurchase program reflects our continued commitment to return value to our shareholders,” Mr. Shaw said. “Given the strength of our balance sheet, we are able to utilize this program to enhance shareholder value without compromising our ability to continue to invest in high growth opportunities while maintaining significant financial flexibility.”

2022 FOURTH QUARTER FINANCIAL RESULTS

(Quarter ended December 31, 2022 compared to December 31, 2021)

•	Revenue increased $4.0 million, or 4.5% to $91.8 million from $87.8 million in the prior year. Excluding Transitional segment revenue of $1.6 million in the current quarter and $1.8 million in the prior comparable period, revenues would have increased $4.2 million. The revenue increase was driven by a 6.8% increase in average revenue per student which more than offset the 2.3% decline in the average student population. Additionally, during the quarter, we experienced a 4.7% increase in student starts further contributing to the growth. The higher revenue per student resulted from tuition increases along with the newly-implemented hybrid teaching model which delivers higher daily revenue rates in certain programs as these programs overall duration can be shortened.
•	Educational services and facilities expense increased $1.7 million, or 5.0% to $36.5 million from $34.8 million in the prior year. The Transitional segment educational services and facilities expense were $0.7 million for the current and prior quarter. Increased costs were primarily concentrated in instructional and facilities expense, the main drivers of which were higher instructional staffing levels as the Company transitions to the new hybrid teaching model, combined with higher costs in consumables and books and tools due to rising inflation. Facilities expense increased mainly due to additional rent of $0.3 million associated with the leasing of the Denver, CO and Grand Prairie, TX campuses as a result of the sale leaseback transaction executed in the fourth quarter of 2021, in addition to an increase in repairs and maintenance expense quarter over quarter.
•	Selling, general and administrative expense increased $2.1 million, or 5.2% to $42.9 million from $40.8 million in the prior year. Excluding Transitional segment selling, general and administrative expense of $1.0 million in the current quarter and $0.8 million in the prior quarter, the selling, general and administrative expense would have increased $1.9 million. The increase was driven by several factors including bad debt expense, medical costs driven by higher claims, severance expense incurred to better align the Company’s cost structure in certain functions, costs incurred for the new Atlanta, Georgia campus and one-time costs incurred for teaching the remaining students at the Somerville, Massachusetts campus. Partially offsetting these costs was a decrease in incentive compensation.

•	Impairment of long-lived assets resulted in a pre-tax non-cash charge of $1.0 million determined by annual testing, which examined current market value as compared to the current carrying value. In the prior year there was an impairment charge of $0.7 million, resulting from a one-time non-cash impairment charge triggered by an adjustment to fair market value for a campus sold during the second quarter of 2022.
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RECENT BUSINESS DEVELOPMENTS

Opening of New Atlanta, Georgia Campus. On June 30, 2022, the Company executed a lease for a 55,000 square foot facility to house its second Metro-Atlanta area campus and during the year-ended December 31, 2022, the Company incurred approximately $0.4 million in start-up costs. While the build-out of the campus is advancing according to the Company’s plan, regulatory approval timelines have changed and the new campus is now expected to open by the end of the first quarter of 2024.

Share Repurchase Program. During the fourth quarter, the Company repurchased 489,011 shares of its common stock for approximately $2.7 million. Since the adoption of the plan in May 2022, the Company has repurchased a total of 1,572,414 shares of its common stock for a total investment of approximately $9.4 million. As reported above, the Company’s Board of Directors has authorized continuation of the repurchase program.

Closing of Somerville, Massachusetts Campus. As previously reported, on November 3, 2022, the Board of Directors approved a plan to close the Somerville, Massachusetts campus. The owner of the Somerville property has exercised an option to terminate the lease on December 8, 2023 and the Company has since determined not to pursue relocating the campus in this geographic region. For the year ended December 31, 2022, campus revenues were $6.8 million, representing 2.0% of total revenues, with an operating loss of $0.4 million. The Company is no longer admitting new students at this campus and has developed a plan to deliver instruction for the approximately 200 students still remaining at this campus through the end of their programs. Total costs to close the campus including the teach-out will be approximately $2.0 million and currently the Company is on track to complete the teach-out before the end of 2023. As of December 31, 2022, the Somerville, Massachusetts campus is the only campus included in the Transitional segment.

Series A convertible preferred stock. In November, the Company converted the aggregate 12,700 shares of Series A preferred stock outstanding into 5,381,356 shares of common stock thereby eliminating the obligation to pay quarterly dividends generating annual savings of $1.2 million.

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FOURTH QUARTER SEGMENT RESULTS

Transportation and Skilled Trades Segment

Revenue increased $2.9 million, or 4.6% to $65.8 million from $62.9 million in the prior year. Revenue increased due to the 6.0% increase in average revenue per student, which more than offset a 1.7% decline in average student population for the quarter. Additionally, during the quarter, the Company experienced a 1.2% increase in student starts further contributing to the growth. The higher revenue per student was driven by tuition increases and the greater efficiency through the newly-implemented hybrid teaching model as previously described in the overall Company results.

Adjusted EBITDA was $18.0 million compared to $17.9 million in the prior year. The current quarter includes $0.5 million of severance and stock compensation related to severance.

Healthcare and Other Professions Segment

Revenue increased by $1.3 million, or 5.6% to $24.4 million from $23.1 million in the prior year. Revenue increased due to the 8.8% increase in average revenue per student, which more than offset a 3.7% decline in average student population for the quarter. Additionally, during the quarter, student starts increased 9.1% further contributing to the growth. The higher revenue per student was driven by tuition increases and the greater efficiency through the newly-implemented hybrid teaching model as previously described in the overall Company results.

Adjusted EBITDA was $4.2 million compared to $4.1 million in the prior year. The current quarter includes a one-time non-cash long-lived asset impairment of $1.0 million.

Transitional Segment

Revenue was $1.6 million compared to $1.8 million in the prior year.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company. Corporate and other expenses were $7.6 million and $8.5 million in the prior year after excluding a $22.5 million gain from the sale-leaseback transactions, partially offset by a one-time non-cash impairment charge of $0.7 million. The decrease in the current quarter was driven by a reduction in incentive compensation, partially offset by increased medical costs due to additional claims and an uptick in rent expense relating to the new Atlanta, Georgia campus.

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YEAR-END FINANCIAL RESULTS
(Period ended December 31, 2022 compared to December 31, 2021)

•	Total revenue increased $13.0 million, or 3.9%, to $348.3 million, compared to $335.3 million.
•	Transportation and Skilled Trades segment revenue increased $9.4 million, or 3.9%, to $249.9 million, compared to $240.5 million.
•	The Healthcare and Other Professions segment revenue increased $3.5 million, or 4.0%, to $91.5 million, compared to $88.0 million.
•	Transitional segment revenue remained essentially flat at $6.8 million year over year.

FULL YEAR 2023 OUTLOOK

Lincoln enters 2023 with a strong balance sheet including total cash and cash equivalents, restricted cash and short-term investments of $65.0 million. The Company is also anticipating increasing its cash position through the contemplated consummation of the sale of the Nashville, Tennessee campus, which is currently expected to close in the second quarter of 2023. In addition to Lincoln’s increased liquidity on hand, the Company is also looking to enter into a new credit facility to further increase its overall available liquidity. Lincoln will utilize this strong balance sheet to increase its level of investment in growth strategies and operating efficiencies as well as to return capital to shareholders through the ongoing repurchase of shares in accordance with the expansion of the share repurchase program authorization to $40.0 million.

Specific operating and financial guidance for the coming year is as follows:

•	Revenue in the range of $345 million to $360 million
•	Student start growth in the range of 5% to 10%
•	Adjusted EBITDA* in the range of $19 million to $24 million

•	Adjusted Net income* in the range of $7 million to $11 million
•	Capital expenditures in the range of $35 million to $40 million

*See Use of “Non-GAAP Financial Information” below

The 2023 guidance excludes the impact of the new Atlanta, Georgia campus, with the exception of capital expenditures. In addition, guidance further excludes costs associated with the Company’s Transitional segment, one-time expenses not considered part of the Company’s normal business operations, and gain realized on the sale of the Nashville, TN property.

The Company is also providing additional information as to the progress of operations through 2023. This information represents management’s current expectations for the upcoming year and may be revised in-line with the developing business environment.

Revenue

In line with historic seasonality, which typically yields better results in the second half of the year, we expect revenue growth in the first half of the year to be in the low single digits, with slightly higher growth in the second half of the year.

Operating Expenses

Operating expenses are expected to be in the mid to low $80 million range with the exception occurring in third quarter, where we expect an increase into the mid to low $90 million range in line with historic seasonality.

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Other
Interest income, stock-based compensation and depreciation and amortization are expected to be approximately $1.0 million, $2.5 million and $9.0 million, respectively. Interest income and stock-based compensation expense are expected to be spread evenly throughout the year, with 60% of the depreciation expense occurring in the second half of the year. The effective tax rate for the year is projected to be 28.5%.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time to discuss results. To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolntech.edu. Participants may also register via teleconference at: Q4 2022 Lincoln Educational Services Earnings Conference Call. Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call. Participants are requested to register at a minimum 15 minutes before the start of the call.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adult’s degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, hospitality services and business and information technology. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946 and currently operates 22 campuses in 14 states under 4 brands: Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute and Euphoria Institute of Beauty Arts and Sciences. For more information, please go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic or other epidemics or pandemics, our inability to close on the sale of our Nashville campus; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)

(In Thousands)

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	Three Months Ended		Year-Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2022	2021	2022	2021
REVENUE	$91,778	$87,816	$348,287	$335,336
COSTS AND EXPENSES:
Educational services and facilities	36,513	34,788	148,746	138,931
Selling, general and administrative	42,888	40,762	182,391	168,923
Gain on disposition of assets	—	(22,479)	(177)	(22,479)
Impairment of long-lived assets	1,049	700	1,049	700
Total costs & expenses	80,450	53,771	332,009	286,075
OPERATING INCOME	11,328	34,045	16,278	49,261
OTHER:
Interest income	318	—	318	—
Interest expense	(47)	(1,142)	(160)	(2,015)
INCOME BEFORE INCOME TAXES	11,599	32,903	16,436	47,246
PROVISION FOR INCOME TAXES	3,041	8,939	3,802	12,528
NET INCOME	$8,558	$23,964	$12,634	$34,718
PREFERRED STOCK DIVIDENDS	196	304	1,111	1,219
INCOME AVAILABLE TO COMMON SHAREHOLDERS	$8,362	$23,660	$11,523	$33,499
Basic and diluted
Net income per common share	$0.27	$0.73	$0.36	$1.04
Weighted average number of common shares outstanding:
Basic and diluted	26,436	25,180	25,879	25,081

Adjusted EBITDA (1)	$15,659	$14,582	$28,167	$37,511
Depreciation and amortization	$1,745	$1,520	$6,364	$7,140
Number of campuses	22	22	22	22
Average enrollment	13,230	13,599	12,894	12,899
Stock-based compensation	$745	$796	$3,111	$2,889
Net cash provided by operating activities	$270	$9,697	$882	$27,447
Net cash (used in) provided by investing activities	$(16,691)	$43,100	$(21,354)	$37,848
Net cash used in financing activities	$(2,911)	$(16,640)	$(12,548)	$(20,014)

Selected Consolidated Balance Sheet Data:	December 31, 2022
(Unaudited)

Cash and cash equivalents	$46,074
Restricted Cash	4,213
Short-term investments	14,758
Current assets	114,135
Working capital	59,115
Total assets	291,566
Current liabilities	55,020
Total stockholders equity	144,877

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, Adjusted EBITDA, Adjusted net income, same school revenue and total liquidity are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define Adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.
•	We define Adjusted net income as net income plus adjustments for items not considered part of the Company’s normal recurring operations.
•	We define same school revenue as Total Company revenue less Transitional segment revenue.
•	We define Total liquidity as the Company’s cash and cash equivalents, short-term investments and restricted cash.

EBITDA, Adjusted EBITDA, Adjusted net income, same school revenue and total liquidity are presented because we believe they are useful indicators of our performance and our ability to make strategic investments and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, Adjusted EBITDA, Adjusted net income, same school revenue and total liquidity are not necessarily comparable to similarly titled measures used by other companies.

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Following is a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA, Adjusted net income, same school revenue and total liquidity:

	Three Months Ended December 31,		Year-Ended December 31,
	(Unaudited)		(Unaudited)
	2022	2021	2022	2021
Net income	$8,558	$23,964	$12,634	$34,718
Interest (income) expense, net	(271)	1,142	(158)	2,015
Provision for income taxes	3,041	8,939	3,802	12,528
Depreciation and amortization	1,745	1,520	6,364	7,140
EBITDA	13,073	35,565	22,642	56,401
Stock compensation expense	745	796	3,111	2,889
Gain on sale of asset	—	(22,479)	(177)	(22,479)
Severance	364	—	765	—
New campus start-up costs	230	—	369	—
Impairment of long-lived assets	1,049	700	1,049	700
Transitional segment	198	—	408	—
Adjusted EBITDA	$15,659	$14,582	$28,167	$37,511
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	Three Months Ended December 31,
	(Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2022	2021	2022	2021
Net income	$16,227	$16,632	$2,865	$3,941
Interest expense, net	—	—	—	—
Provision for income taxes	—	—	—	—
Depreciation and amortization	1,336	1,238	243	135
EBITDA	17,563	17,870	3,108	4,076
Stock compensation expense	108	—	—	—
Gain on sale of asset	—	—	—	—
Severance	364	—	—	—
New campus start-up costs	—	—	—	—
Impairment of long-lived assets	—	—	1,049	—
Transitional segment	—	—	—	—
Adjusted EBITDA	$18,035	$17,870	$4,157	$4,076

	Transitional		Corporate
	2022	2021	2022	2021
Net (loss) income	$(202)	$160	$(10,332)	$3,231
Interest (income) expense, net	—	—	(271)	1,142
Provision for income taxes	—	—	3,041	8,939
Depreciation and amortization	4	8	162	139
EBITDA	(198)	168	(7,400)	13,451
Stock compensation expense	—	—	637	796
Gain on sale of asset	—	—	—	(22,479)
Severance	—	—	—	—
New campus start-up costs	—	—	230	—
Impairment of long-lived assets	—	—	—	700
Transitional segment	198	—	—	—
Adjusted EBITDA	$—	$168	$(6,533)	$(7,532)

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	Year-Ended December 31,
	(Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2022	2021	2022	2021

Net income	$42,335	$52,055	$7,189	$11,739
Interest expense, net	—	—	—	—
Provision for income taxes	—	—	—	—
Depreciation and amortization	5,069	6,155	685	464
EBITDA	47,404	58,210	7,874	12,203
Stock compensation expense	116	—	—	—
Loss on sale of asset	22	1	6	1
Severance	364	—	—	—
New campus start-up costs	—	—	—	—
Impairment of long-lived assets	—	—	1,049	—
Transitional segment	—	—	—	—
Adjusted EBITDA	$47,906	$58,211	$8,929	$12,204

	Transitional		Corporate
	2022	2021	2022	2021

Net (loss) income	$(430)	$105	$(36,460)	$(29,181)
Interest (income) expense, net	—	—	(158)	2,015
Provision for income taxes	—	—	3,802	12,528
Depreciation and amortization	22	36	588	485
EBITDA	(408)	141	(32,228)	(14,153)
Stock compensation expense	—	—	2,995	2,889
Gain on sale of asset	—	—	(205)	(22,481)
Severance	—	—	401	—
New campus start-up costs	—	—	369	—
Impairment of long-lived assets	—	—	—	700
Transitional segment	408	—	—	—
Adjusted EBITDA	$—	$141	$(28,668)	$(33,045)
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	Three Months Ended		Year-Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2022	2021	2022	2021
Net income	$8,558	$23,964	$12,634	$34,718

Adjustments to net income:
Gain on sale of asset	—	(22,479)	(177)	(22,479)
Impairment of long-lived assets	1,049	700	1,049	700
Severance and accelerated stock vesting	472	—	1,263	—
New campus start-up costs	230	—	369	—
Transitional segment	198	—	408	—
Total adjustments	1,949	(21,779)	2,912	(21,779)
Income tax effect	(561)	6,055	(839)	6,055
Adjusted net income, non-GAAP	$9,946	$8,240	$14,707	$18,994

GAAP effective income tax rate	28.8%	27.8%	28.8%	27.8%

	Three Months Ended December 31,
	(Unaudited)
	Total	Total	% Change
	Company	Company	Same School Basis
	2022	2021	2022
Total Company Revenue	$91,778	$87,816
Less: Transitional Revenue	(1,553)	(1,762)
Same school revenue	$90,225	$86,054	4.8%

	Year-Ended December 31,
	(Unaudited)
	Total	Total	% Change
	Company	Company	Same School Basis
	2022	2021	2022
Total Company Revenue	$348,287	$335,336
Less: Transitional Revenue	(6,847)	(6,807)
Same school revenue	$341,440	$328,529	3.9%

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As of
December 31, 2022
Cash and cash equivalents	$46,074
Restricted cash	4,213
Short-term investments	14,758
Total Liquidity	$65,045

	Three Months Ended December 31,
	2022	2021	% Change
Revenue:
Transportation and Skilled Trades	$65,817	$62,945	4.6%
Healthcare and Other Professions	24,408	23,109	5.6%
Transitional	1,553	1,762	-11.9%
Total	$91,778	$87,816	4.5%

Operating Income (Loss):
Transportation and Skilled Trades	$16,227	$16,632	-2.4%
Healthcare and Other Professions	2,865	3,941	-27.3%
Transitional	(202)	160	-226.3%
Corporate	(7,562)	13,312	-156.8%
Total	$11,328	$34,045	-66.7%

Starts:
Transportation and Skilled Trades	1,485	1,467	1.2%
Healthcare and Other Professions	1,265	1,160	9.1%
Transitional	36	94	-61.7%
Total	2,786	2,721	2.4%

Average Population:
Transportation and Skilled Trades	8,934	9,087	-1.7%
Healthcare and Other Professions	4,037	4,191	-3.7%
Transitional	259	321	-19.3%
Total	13,230	13,599	-2.7%

End of Period Population:
Transportation and Skilled Trades	8,237	8,648	-4.8%
Healthcare and Other Professions	3,959	4,093	-3.3%
Transportation	192	318	-39.6%
Total	12,388	13,059	-5.1%
14

	Year-Ended December 31,
	2022	2021	% Change
Revenue:
Transportation and Skilled Trades	$249,905	$240,531	3.9%
Healthcare and Other Professions	91,535	87,998	4.0%
Transitional	6,847	6,807	0.6%
Total	$348,287	$335,336	3.9%

Operating Income (Loss):
Transportation and Skilled Trades	$42,335	$52,055	-18.7%
Healthcare and Other Professions	7,189	11,740	-38.8%
Transitional	(430)	105	-509.5%
Corporate	(32,816)	(14,639)	-124.2%
Total	$16,278	$49,261	-67.0%

Starts:
Transportation and Skilled Trades	9,831	10,291	-4.5%
Healthcare and Other Professions	4,710	4,666	0.9%
Transitional	379	445	-14.8%
Total	14,920	15,402	-3.1%

Average Population:
Transportation and Skilled Trades	8,629	8,505	1.5%
Leave of Absence - COVID-19	—	(12)	100.0%
Transportation and Skilled Trades Excluding Leave of Absence - COVID-19	8,629	8,493	1.6%

Healthcare and Other Professions	3,973	4,123	-3.6%
Leave of Absence - COVID-19	—	(33)	100.0%
Healthcare and Other Professions Excluding Leave of Absence - COVID-19	3,973	4,090	-2.9%

Transitional	292	316	-7.6%
Leave of Absence - COVID-19	—	—	0.0%
Transitional Excluding Leave of Absence - COVID-19	292	316	-7.6%

Total	12,894	12,944	-0.4%
Total Excluding Leave of Absense - COVID-19	12,894	12,899	0.0%

End of Period Population:
Transportation and Skilled Trades	8,237	8,648	-4.8%
Healthcare and Other Professions	3,959	4,093	-3.3%
Transportation	192	318	-39.6%
Total	12,388	13,059	-5.1%

LINCOLN EDUCATIONAL SERVICES CORPORATION

Brian Meyers, CFO

973-736-9340

EVC GROUP LLC

Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755

Media Relations: Tom Gibson, 201-476-0322

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